Exhibit 4.4

FIRST AMENDMENT TO SHAREHOLDERS RIGHTS AGREEMENT

REFERENCE IS MADE to that certain Shareholders Rights Agreement dated as of September 22, 2005 (the “Rights Plan”), between Idaho General Mines, Inc., an Idaho corporation (the “Corporation”), and Columbia Stock Transfer Company.

WHEREAS, the Board of Directors has approved the terms of a private placement (the “Private Placement”) of units (the “Units”), comprised of shares (the “Offered Shares”) of the Corporation’s common stock (“Common Shares”) and warrants to purchase Common Shares (the “Warrants” and, collectively with the Units, Offered Shares, and the Common Shares that may be issued upon exercise of the Warrants, the “Securities”), pursuant to a Private Placement Memorandum dated February 9, 2006 (the “Private Placement Memorandum”); and

WHEREAS, the Company wishes to except the purchasers of the Units (the “Purchasers”) from the definition of Acquiring Person under the Rights Plan and believes such exception is desirable and consistent with the objectives of the Board of Directors in adopting the Rights Plan.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the undersigned agree as follows:

1. Pursuant to Section 27 thereof, Section 1(a) of the Rights Plan is hereby amended to add a new second paragraph to the definition of “Acquiring Person” as follows:

“Any Purchaser will not be deemed to be an Acquiring Person solely by virtue of their purchase of Securities in the Private Placement or by virtue of the exercise or conversion of the Warrants into Common Shares pursuant to their terms; provided, however, that if any Purchaser is or becomes the Beneficial Owner of 20% or more of the Common Shares then outstanding at any time as a result of the acquisition of Beneficial Ownership of Common Shares subsequent to the closing of the Private Placement, except for the acquisition of Beneficial Ownership caused by conversion of the Warrants pursuant to their terms, then as of the date of such acquisition such Purchaser shall become an Acquiring Person for purposes of the Rights Plan unless the Company’s board of directors otherwise determines or as otherwise set forth in the Rights Plan.”

2.  Except as expressly amended hereby, the Rights Plan shall remain in full force and effect as by its terms set forth.  Capitalized terms used but not defined herein have the meanings assigned to them in the Rights Plan.

[signature page follows]

DATED as of this 14th day of February, 2006.

IDAHO GENERAL MINES, INC.

COLUMBIA STOCK TRANSFER COMPANY

By:

 /s/ Robert L. Russell _________

By:

__/s/ Michelle King _______

___Robert L. Russell _________

____Michelle King  _______

Its:

___President & CEO _________

Its:

____President  ___________